CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Newbury Street Trust: Prime Fund, Treasury Fund and Tax-Exempt Fund of our reports dated December 18, 1998 on the financial statements and financial highlights included in the October 31, 1998 Annual Reports to Shareholders of Prime Fund, Treasury Fund and Tax-Exempt Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 1998